UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2004

NEWELL RUBBERMAID INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9608 (Commission File Number)	36-3514169 (IRS Employer Identification No.)

10 B Glenlake Parkway Suite 600 Atlanta, Georgia (Address of Principal Executive Offices)	30328 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 407-3800

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This report on Form 8-K/A amends and supplements the information that was previously reported under Item 5.02 in the original Current Report on Form 8-K of Newell Rubbermaid Inc. (the “Company”) filed with the Securities and Exchange Commission on December 17, 2004.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On December 14, 2004, Michael T. Cowhig and Mark D. Ketchum were elected to serve on the Board of Directors of the Company. Their terms as directors will commence at the February 10, 2005 meeting of the Company’s Board of Directors.

     Mr. Cowhig, age 57, has been President, Global Technical and Manufacturing of The Gillette Company, a manufacturer and marketer of consumer products (“Gillette”), since January 2004. Mr. Cowhig joined Gillette in 1968, and thereafter served in a variety of roles, including Senior Vice President, Global Manufacturing and Technical Operations – Stationery Products from 1996 to 1997, Senior Vice President, Manufacturing and Technical Operations – Grooming from 1997 to 2000, Senior Vice President, Global Supply Chain and Business Development from 2000 to 2002, and Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004. Mr. Cowhig is a director of Wilsons The Leather Experts Inc. (a retailer of leather outerwear, accessories and apparel), where he serves as chairman of the compensation committee.

     Mr. Ketchum, age 55, retired on November 1, 2004, as President, Global Baby and Family Care of The Procter & Gamble Company, a manufacturer and marketer of consumer products (“P&G”), a position he had held since 1999. Mr. Ketchum joined P&G in 1971, and thereafter served in a variety of roles, including Vice President and General Manager – Tissue/Towel from 1990 to 1996 and President – North American Paper Sector from 1996 to 1999. Mr. Ketchum is a director of Hillenbrand Industries, Inc. (a provider of goods and services for the health care and funeral services industries), where he serves as Vice Chairman of both the Compensation and Management Development Committee and the Finance Committee.

     No decision has yet been made as to the committee or committees of the Board of Directors on which Messrs. Cowhig and Ketchum will serve. Neither Mr. Cowhig nor Mr. Ketchum was elected pursuant to any arrangement or understanding between him and any other person.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL RUBBERMAID INC.
Date: December 29, 2004	By:	/s/ Dale L. Matschullat
Dale L. Matschullat
Vice President – General Counsel & Corporate Secretary